CONFIDENTIAL

Exhibit G

NON-EXCLUSIVE PATENT LICENSE AGREEMENT BETWEEN

HYPERSCIENCES, INC

AND ENERGETICX.NET, LLC

for

“Ram accelerator technology”

CONFIDENTIAL

TABLE OF CONTENTS

Background

1

1.

Definitions.

1

2.

Term

3

3.

Grant of License.

3

4.

Applications and Patents.

4

5.

Payments, Reports, and Records.

4

6.

Infringement.

6

7.

Patent Validity

7

8.

Termination

7

9.

Release, Indemnification, and Insurance.

9

10.

Warranties.

9

11.

Damages.

10

12.

Amendment and Waiver.

10

13.

Assignment.

10

14.

Confidentiality

11

15.

Consent and Approvals.

12

16.

Construction

12

17.

Enforceability

12

18.

No Third-Party Beneficiaries.

12

19.

Language.

12

20.

Notices.

12

21.

Patent Marking

13

22.

Publicity

13

23.

Relationship of Parties.

13

24.

Relationship with Principal Investigator.

13

25.

Security Interest.

13

26.

Survival.

14

27.

Collection Costs and Attorneys’ Fees.

14

28.

Applicable Law.

14

29.

Forum Selection

14

30.

Entire Agreement.

15

Exhibit A

16

Exhibit B

17

CONFIDENTIAL

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This non-exclusive patent license agreement (“Agreement”) is dated and effective as of the date of last signature (the “Effective Date”), and is made between HyperSciences, Inc., a Delaware corporationHSI, (“HSI”), and EnergeticX.net, LLC, a Washington limited liability company (“Company”), (individually “Party” or collectively “Parties”).

Background

Certain inventions related to  ram accelerator technology were made by Mark Russell who is a principal in HSI and Company (“Principal Investigator”);

As assignee of the inventions, HSI owns the patents and patent applications as listed in Section A1 “Licensed Patents” of Exhibit A “Exclusive Patent License Schedule” and HSI has the right to license to others certain rights to such patents and patent applications;

Company desires that HSI grant it a non-exclusive license to use, develop, and commercialize the inventions claimed in the Licensed Patents;

HSI is willing to grant a license on the terms set forth below. The Parties therefore agree as follows:

1.

Definitions.

For purposes of interpreting this Agreement, the following terms have the following meanings ascribed to them:

1.1.

“Change in Control” means: (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (2) a sale of all or substantially all of the assets of the Company.

1.2.

“Confidential Information” means any information or materials (biological, chemical, or otherwise) of the Parties not generally known to the public, including any information comprised of those materials, and including without limitation the inventions covered by the Licensed Patents and Company’s business plans or reports. Confidential Information does not include any information that:

1.2.1.

is or becomes part of the public domain through no fault of receiving Party;

1.2.2.

is known to receiving Party prior to the disclosure by the disclosing Party, as evidenced by documentation;

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1.2.3.

is publicly released as authorized under this Agreement by a Party its employees or agents;

1.2.4.

is subsequently obtained by a Party from a Third Party who is authorized to have such information; or

1.2.5.

is independently developed by a Party without reliance on any portion of the Confidential Information received from the disclosing Party and without any breach of this Agreement as evidenced by documentation.

1.3.

“Event of Force Majeure” means an unforeseeable act that wholly prevents a Party from performing one or more of its material duties under this Agreement and that is outside of the reasonable control of the Party. An Event of Force Majeure includes acts of war or of Nature, insurrection and riot, and labor strikes. An Event of Force Majeure does not mean a Party’s inability to obtain a Third Party’s consent to any act or omission.

1.4.

“Field of Use” means all terrestrial (Earth-based ground and/or underground) fields of use below 100km MSL (Mean Sea Level) except all terrestrial (Earth-based ground and/or underground) launched orbital space applications, all terrestrial (Earth-based ground and/or underground) launched suborbital applications that have trajectories above 100km MSL (Mean Sea Level) and all necessary terrestrial (Earth-based ground and/or underground ) use for the sole purpose of developing and testing any non-terrestrial application prior to deployment.

1.5.

“Licensed Patents” means the patents and patent applications (including all provisional, non-provisional, and PCT patent applications, and all national stage and foreign equivalents of the foregoing, accordingly) listed in Section A1 “Licensed Patents” of attached Exhibit A “Exclusive Patent License Schedule”, all divisionals and continuations of these patent applications, all patents issuing from these applications, divisionals, and continuations and any reissues, reexaminations and extensions of these patents.

1.6.

“Licensed Uses” means the use of the “Licensed Patents” and related technology solely for the purposes of research and development and resource  exploration and production activities in connection with surface and below surface drilling and fracturing processes, and solely on projects in which Company has a fifty percent (50%) or greater vote or value ownership interest (“Licensed Projects”).

1.7.

“Net Income” means the gross amount of income received by Company or Sublicensee for use of the Licensed Patents in conjunction with a Licensed Useless any (i) out-of-pocket costs of production; (iii) depreciation, (iv) all credits and allowances actually granted, (v) duties, (vi) income, excise, sale and use taxes, and equivalent taxes, and (vii) transportation and delivery charges that are invoiced separately. .

“Sublicense” means the grant by Company to a Third Party, in connection with Licensed Uses, of any license or other right granted under the Licensed Patents, in whole or in part.

1.8.

“Sublicensee” means a Third Party holding a Sublicense under the Licensed Patents as specifically allowed herein.

1.9.

“Territory” means worldwide.

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1.10.

“Third Party” means an individual or entity other than HSI and Company.

1.11.

“Valid Claim” means (i) a claim in an issued and unexpired patent included in the Licensed Patents that: (a) has not been  held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and not subject to appeal, (b) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (c) has not been lost through an interference, reexamination, or reissue proceeding; or (ii) a pending claim of a pending patent application included in the Licensed Patents.

2.

Term.

The term of this Agreement will commence on the Effective Date and, unless terminated earlier as provided in Article 8 “Termination”, will expire on the date on which no Valid Claim in a Licensed Patent is pending or subsisting in any country in the Territory.

3.

Grant of License.

3.1.

Company’s Rights.

3.1.1.

License Grant. Subject to the terms and conditions of this Agreement, HSI hereby grants to Company, and Company hereby accepts, a non-exclusive, non-transferable, royalty-bearing license to use the Licensed Patents in connection with Licensed Uses in the Territory in the Field of Use.  The license granted in this Agreement is limited to the Valid Claims and shall not become effective unless and until one of the following occurs: (1) there is a Change in Control of HSI; or (2) Mark Russell is, without cause, terminated as an employee of HSI or removed from HSI’s board of directors. No provision of this Agreement grants Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Agreement to the Licensed Patents, or to any other HSI-owned technology, patent applications, or patents.

3.1.2.

Sublicenses.  Except in conjunction with Licensed Uses in accordance with this Agreement, the Company has no right to Sublicense its rights under this Agreement. Company may not grant Sublicensees the right to enforce Licensed Patents. Company shall remain responsible for its obligations under this Agreement, and shall ensure that the Sublicense agreement: i) contains terms and conditions requiring Sublicensee to comply with the applicable terms and conditions under this Agreement (including a release substantially similar to that provided by Company in Section 9.1 “Co m pany’s Release ”; a warranty substantially similar to that provided by Company in Section 10.1 “Authority”; HSI disclaimers and exclusions of warranties under Subsections 10.2 “Disclaimers”; and limitations of remedies and damages substantially similar to those provided by Company in Sections 11.1 “Remedy Limitation” and 11.2 “Damage Cap”); and (ii) specifically incorporates provisions of this Agreement regarding obligations pertaining to indemnification, use of names and insurance.  Company will provide HSI with an un-redacted copy of each Sublicense  agreement within 30 days of its execution. Company shall not enter into such agreement if the terms of the agreement are inconsistent in any respect with the material terms of this Agreement. Any Sublicense made in violation of this Subsection will be void and will constitute an event of default under Subsection 9.1.1 “Breach by Company”.

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3.2.

HSI’s Reservation of Rights. HSI reserves all rights not expressly granted to Company under this Agreement. For the avoidance of doubt and except with respect to Licensed Uses, Company is specifically not granted any right to utilize the Licensed Patents to manufacture and/or sell any products as an original equipment manufacturer, nor is Company granted any rights to use the Licensed Patents as a provider of services. Furthermore, HSI reserves for itself the right to make the first offer to purchase any Licensed Projects.

4.

Applications and Patents.

4.1.

Pre-Agreement Patent Filings and Licensed Product Sales.  Company has reviewed the Licensed Patents and has no basis to challenge or dispute the inventorship, validity, or enforceability of any of the claims made in the Licensed Patents in existence as of the Effective Date.  Company further represents that, as of the Effective Date, it has not and does not manufacture, have manufactured, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of (a) any product or good that infringes (including under the doctrine of equivalents) a claim in any Licensed Patent, or (b) any product or good that is made using a process or machine that infringes (including under the doctrine of equivalents) a claim in a Licensed Patent.

4.2.

Patent Application Filings during the Term of this Agreement.

4.2.1.

Patent Prosecution Decisions. HSI shall be solely responsible for the prosecution of the Licensed Patents, in its sole discretion, including selecting in which countries it wishes patent applications to be filed and prosecuted under this Agreement. HSI shall be the client of record for prosecution of Licensed Patents.

4.2.2.

Maintenance of Licensed Patents. HSI shall take all commercially reasonable steps to cause each Licensed Patent to remain or be valid and subsisting.

4.3.

Ownership of the Licensed Patents. No provision of this Agreement grants Company any rights, titles, or interests (except for the grant of license in Subsection 3.1.1 “License Grant” of this Agreement) in the Licensed Patents, notwithstanding Company’s payment of all or any portion of the patent prosecution, maintenance, and related costs.

5.

Payments, Reports, and Records.

5.1.

Payments.  Company shall deliver to HSI the payments specified in Section A2 “Payments” of attached Exhibit A “Exclusive Patent License Schedule”. Company shall make such payments by check, wire transfer, or any other mutually agreed-upon and generally accepted method of payment.  All checks to HSI will be made payable to “Hypersciences, Inc.” and will be mailed to the address specified                in Article 20 “Notices” of this Agreement. Upon request, HSI shall deliver to Company written wire transfer instructions.

5.2.

Currency and Checks. All computations and payments made under this Agreement will be in United States dollars. The exchange rate for the currency into dollars as reported in the Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction was entered into will be used for determining the dollar value of transactions conducted in non-United States dollar currencies.

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5.3.

Late Payments. HSI may charge Company interest of 1.5% per month or the maximum amount permitted under applicable law on all amounts owed to HSI that are overdue by 30 days or more. The interest will be computed daily on the outstanding, unpaid balance. The payment of a interest will not foreclose or limit HSI from exercising any other rights it may have as a consequence of the lateness of any payment.

5.4.

Income Reports. Within 30 days after the last day of each calendar quarter commencing with calendar quarter after Company effects its first use of a Licensed Patent in conjunction with a Licensed Use and during the term of this Agreement, Company shall deliver to HSI a written sales report (a copy of the form of which is attached as Exhibit B “Royalty Report Form”) reporting the amount, and sources, of net income derived by Company, or a Sublicensee, from uses of the Licensed Patents in conjunction with the Licensed Uses (expressed in U. S. dollars), whether received by Company or a Sublicensee, during such calendar quarter.

5.5.

Records Retention and Audit Rights.

5.5.1.

Records Retained. Throughout the term of this Agreement and for 5 years thereafter, Company, at its expense, shall keep and maintain and shall cause each Sublicensee to keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products during the term of this Agreement and all other records related to this Agreement.

5.5.2.

Auditing Rights. Company shall permit, at the request of HSI, one or more accountants selected exclusively by HSI (“Accountants”) to have access to Company’s records and books of account pertaining to this Agreement. Accountants’ access will be during ordinary working hours to audit Company’s records for any payment period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any period in the case of failure of Company to report or make payment pursuant to the terms of this Agreement or to verify Company’s compliance with its payment obligations hereunder. Company shall cause each Sublicensee that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of Company to grant HSI the right to inspect and audit Sublicensee’s records. HSI will not request such an audit more than one time per calendar year. Any shortfall in payments identified in an audit will be due and payable immediately by Company, plus any applicable interest.

5.5.3.

Scope of Disclosure. Accountants shall not disclose to HSI any information relating to the business of Company except that which is necessary to inform HSI of: the accuracy or inaccuracy of Company’s reports and payments; compliance or noncompliance by Company with the terms and conditions of this Agreement; and the extent of any inaccuracy or noncompliance.

5.5.4.

 Accountant Copies. If Accountants believe there is an inaccuracy in any of Company’s payments or noncompliance by Company with any terms and conditions, Accountants shall have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

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5.5.5.

Costs of Audit.  If Company’s royalties calculated for any calendar year quarterly period are under-reported by more than 3%, the costs of any audit and review initiated by HSI will be borne by Company; otherwise, HSI shall bear the costs of any audit initiated by HSI.

6.

Infringement.

6.1.

Third-Party Infringement of a Licensed Patent.

6.1.1.

Notice of Third Party’s Infringement. If a Party learns of substantial, credible evidence that a Third Party is infringing a Licensed Patent in the Field of Use in the Territory, that Party will promptly deliver written notice of the possible infringement to the other Party, describing in detail all relevant information to which that Party has access or control suggesting infringement of the Licensed Patent.

6.1.2.

Company’s First Right to Settle. During the term of this Agreement, HSI has the first right to respond to, defend, and prosecute in its own name and at its own expense actions or suits relating to Licensed Patents. To enjoy said first right, HSI must initiate bona fide action to respond to any alleged infringement within 90 days of learning of said infringement. If required by law, Company agrees to be joined as a party plaintiff; provided that HSI must notify Company at least 10 days before filing suit and provided that HSI shall reimburse Company for all reasonable legal fees and costs incident thereto. HSI shall not settle any suits or actions in any manner relating to the Licensed Patents without obtaining the prior written consent of HSI.

6.1.2.1.

Distribution of Proceeds from Settlement. Out of any proceeds from any settlement for infringement of Licensed Patents, HSI is allowed to first recover its reasonable attorney’s fees and other out-of-pocket expenses directly related to any action, suit, or settlement for infringement of Licensed Patents.  Any remaining proceeds will be distributed as follows: HSI shall retain 95% and shall distribute 5% to Company. Any payment by an alleged infringer that constitutes consideration for Net Sales of infringing product, however, will be handled according to the payment provisions of Article 5 “Payments, Reports, and Records” and Section A2 “Running Royalty Payments” of Exhibit A “Exclusive Patent License Schedule”.

6.1.3.

HSI Right to Institute Action. If Company fails, within 90 days of learning of an alleged infringement, to secure cessation of the infringement, institute suit against the infringer then HSI may, upon written notice to Company, assume full right and responsibility to secure cessation of the infringement including instituting suit against the infringer. If HSI, in accordance with the terms and conditions of this Agreement, chooses to institute suit against an alleged infringer, HSI may bring such suit in its own name (or, if required by law, in its and Company’s name) and at its own expense, and Company shall, but at HSI’s expense for Company’s direct associated expenses, fully and promptly cooperate and assist HSI in connection with any such suit. All damages, awards, or settlement proceeds arising from such a HSI-initiated action will be solely for the account of HSI.

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6.1.4.

No Obligation to Institute Action. Neither Company nor HSI is obligated under this Agreement to institute or prosecute a suit against any alleged infringer of Licensed Patents.

7.

Patent Validity.

7.1.

Notice and Investigation of Third Party Challenges. If any Third Party challenges the validity or enforceability of any of the Licensed Patents, the Party having such information shall immediately notify the other Party.

7.2.

Tender to HSI of Third Party Actions. In the event of Third Party legal action challenging the validity or enforceability of any of the Licensed Patents, HSI, at its sole discretion, shall have the right to assume and control the sole defense of the claim at HSI’s expense.  If HSI opts not to assume and control the sole defense of the claim within 30 days after becoming aware of challenge, Company shall have the right to assume the defense of the claim at its own expense. Company shall not settle any suits or actions in any manner relating to the Licensed Patents without obtaining the prior written consent of               HSI.

7.3.

Enforceability of Licensed Patents. Notwithstanding challenge by any Third Party, any Licensed Patent will be enforceable under this Agreement until such Licensed Patent is determined to be invalid.

8.

Termination.

8.1.

By HSI.

8.1.1.

Breach by Company. If Company breaches or fails to perform one or more of its material duties under this Agreement, HSI may deliver to Company a written notice of default.  HSI may terminate this Agreement by delivering to Company a written notice of termination if the default has not cured in full within 60 days of the delivery to Company of the notice of default.

8.1.2.

Events of Default. HSI may terminate this Agreement by delivering to Company a written notice of termination at least 10 days prior to the date of termination if Company (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that Company fails to have released within 60 days after filing;

(iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed;  (iv) makes a general assignment for the benefit of creditors; or (v) if Company challenges the validity of the Licensed Patents.

8.1.3.

Change in Control. HSI may terminate this Agreement upon a Change in Control of Company by delivering to HSI a written notice of termination at least thirty (30) days prior to the effective date of termination.

8.2.

By Company.  Company may terminate this Agreement at any time by delivering to HSI a written notice of termination at least 60 days prior to the effective date of termination.

8.3.

Effect of Termination.

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8.3.1.

License Terminated. After termination of this Agreement, Company shall not make, have made, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products.

8.3.2.

Final Report to HSI. Within 60 days after the end of the calendar quarter following the expiration or termination of this Agreement, Company shall submit a final report to HSI. Any payments, including those incurred but not yet paid (such as the pro-rata minimum annual royalty, and those related to patent expense incurred as of the date of termination but not yet paid), due to HSI shall become immediately due and payable upon termination or expiration.

8.3.3.

Effect of Termination of Sublicenses.  At any time within 30 days following termination of this Agreement, a Sublicensee may notify HSI that it wishes to enter into a direct license with HSI in order to retain its rights to the Licensed Patents granted to it under its Sublicense (such 30-day period following termination, the “Initial Notice Period”). Following receipt of such notice, HSI and Sublicensee shall enter into a license agreement the terms of which shall be negotiated at that time.  Notwithstanding the foregoing, each Sublicensee’s right to enter into such direct license shall be conditioned upon:

8.3.3.1.

Written Notification to HSI. Such Sublicensee informing HSI in writing, pursuant to Article 20 “Notices”, that it wishes to enter into such direct license with HSI, within the Initial Notice Period;

8.3.3.2.

Sublicensee Good Standing. Such Sublicensee being in good standing with Company under its Sublicense, and such Sublicense not being the subject of a dispute between Sublicensee and Company, or between Company and HSI under this Agreement;

8.3.3.3.

Valid Sublicense. Such Sublicense having been validly entered into by Company and Sublicensee pursuant to the terms of Section 3.1.2 “Sublicenses”;

8.3.3.4.

Sublicensee Certification that Conditions Satisfied.  Such Sublicensee using reasonable efforts to certify or otherwise demonstrate that the conditions set forth in subsections 8.3.3.1 “Written Notification to HSI”, 8.3.3.2 “Sublicensee Good Standing”, and

8.3.3.3 “Valid Sublicense” have been met within 30 days of expiration of the Initial Notice Period (or within such longer period of time as HSI agrees is reasonable under the circumstances, based on the nature and extent of any documentation reasonably requested by HSI); and

8.3.3.5.

Time Limitations. Such negotiations for a direct license not exceeding 90 days from the end of the 30-day (or longer, if applicable) period described in subsection 8.3.3.4 “Sublicensee Certification that Conditions Satisfied” (subject to extension of said 90-day period by mutual written agreement of HSI and Sublicensee).

HSI may, at its sole discretion, waive any of these requirements.  If all of the conditions set forth in this Section 8.3.3 “Sublicenses” are met, then Sublicensee will be granted such direct license by HSI.  If any condition set forth in this Section 8.3.3 “Sublicenses” is not met, then after expiration of any time period granted to Sublicensee with respect to meeting such condition (for example and to the extent applicable, the Initial Notice Period and/or

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the periods described in subsections 8.3.3.4 “Sublicensee Certification that Conditions Satisfied” and 8.3.3.5 “Time Limitations”), Sublicensee shall not make, have made, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products and HSI shall be free to license or not license Licensed Patents to such Sublicensee according to its sole discretion.

9.

Release, Indemnification, and Insurance.

9.1.

Company’s Release.  For itself and its employees, Company hereby releases HSI and its directors, officers, employees, and agents forever from any suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (i) the use of the Licensed Patents in conjunction with a Licensed Use; or (ii) the assigning or sublicensing of Company’s rights under this Agreement.

9.2.

Company’s Indemnification. Throughout the term of this Agreement and thereafter, Company shall indemnify, defend, and hold HSI and its directors, officers, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), relating to or arising out of theuse of the Licensed Patents , including, without limitation, personal injury, property damage, breach of contract and warranty and products-liability claims relating to the Licensed Usest and claims brought by a Sublicensee.

9.3.

Company’s Insurance.

9.3.1.

General Insurance Requirement. Throughout the term of this Agreement, or during such period as the Parties shall agree in writing, Company shall maintain, and shall cause each Sublicensee to maintain, in full force and effect commercial general liability (CGL) insurance, with single claim limits consistent with industry standards. Such insurance policy will include coverage for claims that may be asserted by HSI against Company under section

9.2 “Co m pany’s Indem nificatio n”. Such insurance policy must name HSI as an additional insured and will require the insurer to deliver written notice to HSI at the address set forth in Article 20 “Notices” of this Agreement, at least 45 days prior to the termination of the policy. Company shall deliver to HSI a copy of the certificate of insurance for such policy.

10.

Warranties.

10.1.

Authority. Each Party represents and warrants to the other Party that it has full corporate power and authority to execute, deliver, and perform this Agreement, and that no other corporate proceedings by such Party are necessary to authorize the Party’s execution or delivery of this Agreement.

10.2.

Disclaimers.

10.2.1.

General Disclaimers. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 10.1 “AUTHORITY” OF THIS AGREEMENT, HSI DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING EACH LICENSED PATENT AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON- INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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10.2.2.

Patent Disclaimers. HSI expressly disclaims any warranties concerning and makes no representations:

10.2.2.1.

Patent Issuance. That the Licensed Patent(s) will be approved or will issue;

10.2.2.2.

Licensed Patent Validity/Scope. Concerning the validity or scope of any Licensed Patent; or

10.2.2.3.

Non-Infringement. That the manufacture, use, sale, lease or other disposition of a Licensed Product will not infringe a Third Party’s patent or violate a Third Party’s intellectual property rights.

11.

Damages.

11.1.

Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL HSI BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED IN THIS AGREEMENT OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

11.2.

Damage Cap. IN NO EVENT WILL HSI’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO HSI UNDER SECTION A2 “PAYMENTS” of Exhibit A “EXCLUSIVE PATENT LICENSE SCHEDULE” OF THIS AGREEMENT. THIS LIMITATION WILL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

12.

Amendment and Waiver.

This Agreement may be amended from time to time only by a written instrument signed by the Parties. No term or provision of this Agreement will be waived and no breach excused unless such waiver or consent will be in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach.

13.

Assignment.

The rights and licenses granted by HSI in this Agreement are personal to Company and Company shall not assign its interest or delegate its duties under this Agreement without the written consent of HSI; any such assignment or delegation made without written consent of HSI will not release Company from its obligations under this Agreement. The preceding sentence notwithstanding, Company, without the prior approval of HSI, may assign all, but no less than all, its rights and delegate all, but no less than all, its duties under this Agreement to a Third Party provided that:

(i)

the assignment is made to such Third Party as a part of and in connection with (a) the sale  by Company of all but no less than all of its assets to the Third Party, (b) the sale, transfer, or exchange by the shareholders, partners, or equity owners of Company of a majority interest in Company to the Third Party, or (c) the merger of Company into the Third Party (each of the events described in part (a), (b) or (c) of this paragraph, an “Assignment”),

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(ii)

Company obtains from such Third Party written agreement to honor all obligations under this Agreement accrued by Company before Assignment and all obligations under this Agreement to accrue by such Third Party assignee after Assignment, including any and all financial obligations, and

(iii)

no later than 10 days after the close of the transaction pursuant to which such Assignment is made, Company shall provide written notice to HSI of the Assignment, as well as a substitution of parties document, in which such Third Party assignee assumes responsibility for all of Company’s outstanding and future obligations relating to this Agreement. Any assignment made in violation of this Article will be void and will, without further act, cause the immediate termination of this Agreement, effective retroactively to the date of the Assignment.

This Agreement will inure to the benefit of Company and HSI and their respective permitted assignees and trustees.

14.

Confidentiality.

14.1.

Form of transfer. Confidential Information may be conveyed in tangible or intangible form. Disclosing Party must clearly mark its Confidential Information “confidential.” If disclosing Party communicates Confidential Information in non-written form, it shall reduce such communications to writing, clearly mark it “confidential”, and provide a copy to receiving Party within 30 days of original communication at the address in Article 20 “Notices”. “Confidential Information” does not include information that: (i) the receiving Party can demonstrate it rightfully possessed prior to the Effective Date without obligation of confidentiality; (ii) the receiving Party develops independently without use of any of the disclosing Party’s Confidential Information; (iii) was or becomes available to the receiving Party from a source other than the disclosing Party or its advisors, or any affiliates or representatives thereof, provided that the receiving Party has no reasonable basis for concluding that such information was made available in violation of a confidentiality agreement with the disclosing Party; or (iv) is or becomes publicly available without breach of this Agreement.

14.2.

No Unauthorized Disclosure of Confidential Information. Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of 5 years, receiving Party shall not disclose or otherwise make known or available to any Third Party any disclosing Party Confidential Information, without the express prior written consent of disclosing Party. Notwithstanding the foregoing, receiving Party shall be permitted to disclose disclosing Party Confidential Information to

(i) actual or potential investors, lenders, consultants, collaborators, Sublicensees, development partners, or agents which disclosure will be made under conditions of confidentiality and limited use and (ii) its attorney as reasonably required. In no event shall receiving Party incorporate or otherwise use  disclosing Party’s Confidential Information in connection with any patent application filed by or on  behalf of receiving Party. Receiving Party shall restrict the use of disclosing Party’s Confidential Information exclusively to the terms of this Agreement.  Receiving Party shall use reasonable procedures to safeguard disclosing Party’s Confidential Information.  In the case where Company is the receiving Party, Company’s confidentiality obligations will also apply equally to Sublicensees.

14.3.

Disclosure as Required by Law. Either Party shall have the right to disclose the other Party’s Confidential Information as required by law or valid court order, provided that such Party shall inform

CONFIDENTIAL

the Party who owns such Confidential Information prior to such disclosure and shall limit the scope and recipient of disclosure to the extent required by such law or court order.

15.

Consent and Approvals.

Except as otherwise expressly provided, all consents or approvals required under the terms of this Agreement must be in writing and will not be unreasonably withheld or delayed.

16.

Construction.

The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and will not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable.

17.

Enforceability.

If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid, or void, such determination will not impair the enforceability of any of the remaining provisions hereof and the provisions will remain in full force and effect.

18.

No Third-Party Beneficiaries.

No provision of this Agreement, express or implied, confers upon any person other than the Parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No Sublicensee shall have a right to enforce or seek damages under this Agreement.

19.

Language.

Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that a Party hereto elects or is required by the terms of this Agreement to deliver to the other Party hereto will be in English.

20.

Notices.

All notices, requests, and other communications that a Party is required or elects to deliver will be in writing and will be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other Party at its address set forth below  or to another address as a Party may designate by notice given pursuant to this article:

If to HSI:

HyperSciences, Inc.

ATTN:  Mike McSherry (Director) or Obie Strickler (GM) C/O Wilson Sonnsini Wilson Sonsini Goodrich & Rosati 701 5th Ave #5100, Seattle, WA 98104  Mike@hypersciences.com, Obie@hypersciences.com

CONFIDENTIAL

If to Company:

EnergeticX.net, LLC Attn: Mark Russell 1702 S. Rockwood Blvd Spokane, WA 99203

E-mail: mrussell@energeticx.com Phone: 509-994-8577

21.

Patent Marking.

Company shall mark all material forms of Licensed Product(s) or packaging pertaining thereto made and sold by Company in the United States with patent marking conforming to 35 U.S.C. §287(a), as amended from time to time.  Such marking shall further identify the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of the Licensed Patents. All Licensed Product(s) shipped to or sold in other countries will be marked in such a manner as to provide notice to potential infringers pursuant to the patent law and practice of the country of manufacture or sale.

22.

Publicity.

HSI shall have the right to report in its customary publications and presentations that HSI and Company have entered into a license agreement for the technology covered by the Licensed Patents and HSI may use Company logos in such publications and presentations provided that HSI does not modify Company’s logos and does not through such use imply any endorsement by Company of HSI.

The Parties will cooperate with one another to review and respond to any press release or similar communication proposed by the other Party regarding the non-confidential subject matter of this Agreement. The specific content and timing of such press releases or similar communication is subject to mutual agreement by the Parties, which will not be unreasonably withheld. Further, HSI and Company shall issue a joint press release regarding this Agreement, subject to both Party’s review and approval of the specific content thereof, and such press release shall include specific mention of the contributions of HSI personnel and HSI in developing the technology in a prominent portion of the press release. Company shall provide HSI with appropriate quotes for such press release. HSI may post the press release in digital and print publications as well as on HSI’s own website.

23.

Relationship of Parties.

In entering into, and performing their duties under, this Agreement, the Parties are acting as independent contractors and independent employers. No provision of this Agreement shall create or be construed as creating a partnership, joint venture, or agency relationship between the Parties. No Party shall have the authority to act for or bind the other Party in any respect.

24.

Relationship with Principal Investigator.

Company and HSI acknowledges that Principal Investigator is a principal of both HSI and Company.

25.

Security Interest.

CONFIDENTIAL

In no event shall Company grant, or permit any person to assert or perfect, a security interest in Licensed Patents or in Company’s rights under this Agreement.

26.

Survival.

Immediately upon the termination or expiration of this Agreement all Company’s rights under this Agreement will terminate; provided, however, Company’s obligations that have accrued prior to the effective date of termination or expiration of this Agreement (e.g., the obligation to report and make payments on sales, leases, or dispositions of Licensed Products) and the obligations specified in Sections

5.1 “Payments” and 5.4 “Sales Reports” will survive. The obligations and rights set forth in Sections 5.5 “Records Retention and Audit Rights” and 8.3 “Effect of Termination” and Articles 9 “Release, Indemnification, and Insurance”, 10 “Warranties”, 11 “Damages”, 14 “Confidentiality”, 28 “Applicable Law” and 29 “Forum Selection” will survive the termination or expiration of this Agreement.

27.

Collection Costs and Attorneys’ Fees.

If a Party fails to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other Party may recover from the non-performing breaching Party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

28.

Applicable Law.

The internal laws of the state of Washington will govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof.

29.

Forum Selection.

A suit, claim, or other action to enforce the terms of this Agreement will be brought exclusively in the state and federal courts of Spokane County, Washington. Company hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over Company or its assets and property.

CONFIDENTIAL

30.

Entire Agreement.

This Agreement (including all attachments, exhibits, and amendments) is the final and complete understanding between the Parties concerning licensing the Licensed Patents. This Agreement supersedes any and all prior or contemporaneous negotiations, representations, and agreements, whether written or oral, concerning the Licensed Patents.  This Agreement may not be modified in any manner, except by written agreement signed by an authorized representative of both Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives.

HyperSciences, Inc.

EnergeticX.net, LLC

By:

By:

 Name:     Mike McSherry    Name:  Mark C. Russell

Title:

Director

Title:

LLC Manager

Date:

5/19/2015

Date:

May 17th, 2015

Exhibit A

Exclusive Patent License Schedule

A1.

Licensed Patents:

Application Serial #	Filing Date	Attorney Docket #	Type	Status	Priority Date	Title
13/841,236	March 15, 2013	834-7001	US Non- Provisional	Pending	March 15, 2013	“Ram Accelerator System” .aka. Orig. Hyperdrill Patent
PCT/US2014 /012317	January 21, 2014	834-7001PCT	PCT – Pat. Coop Treaty filing	Pending	March 15, 2013	“Ram Accelerator System” .aka. Orig. Hyperdrill Patent
14/708,932	May 11, 2015	834-7005 Previous (834- 6005)	US Non- Provisional (May 11, 2015)	Pending	May 13, 2014	“Ram Accelerator System With Endcap”
PCT/US15/3 0320.	May 12, 2015	834-7005PCT Previous (834- 6005)	PCT – Pat. Coop Treaty filing	Pending	May 13, 2014	“Ram Accelerator System With Endcap”
62/067,923	October 23, 2014	834-6006	US Provisional	Pending	October 23, 2014	“Ram Accelerator System With Rail Tube”
62/150,836	April 21, 2015	834-6007	US Provisional	Pending	April 21, 2015	“Ram Accelerator System With Baffle”

A2.

Payments (Section 6.1):

A2.1

Running Royalty Payments. Company shall pay to HSI within 30 days after the last day of each calendar quarter during the term of this Agreement an amount equal to 5% of Net Income earned by Company during such quarter.

Exhibit B Royalty Report Form

Date

Company Name & Address

License Number

Reporting           Period:

Report Due Date:

This report must be submitted regardless of whether royalties are owed. Please do not leave any column blank. State all information requested below.

Sources of Income	Royalty Rate	Net Income	Royalty Due

Report Completed by:

Total Royalties Due:

Telephone Number:

If you have questions please contact:

Please make check payable to:  HyperSciences, Inc.

HyperSciences, Inc.

License Agreement